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                                                                    EXHIBIT 99.1
                                  PRESS RELEASE
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     Blue River Bancshares, Inc. o 29 East Washington Street, P. O. Box 927 o
     Shelbyville, Indiana 46176

FOR IMMEDIATE RELEASE

DATE:             April 30, 2004
CONTACT:          Lawrence T. Toombs, President
                  Blue River Bancshares, Inc.
                  (317) 398-9721

                           BLUE RIVER BANCSHARES, INC.
                                    ANNOUNCES
                            1ST QUARTER 2004 EARNINGS
                                   (UNAUDITED)

Shelbyville, IN- Blue River Bancshares Inc. (NASDAQ:BRBI) today announced consolidated net income of $227,000 for the quarter ended March 31, 2004. This compares to a consolidated net loss of ($50,000) for the same period of 2003. Basic earnings per share were $0.07 for the quarter ended March 31, 2004 compared to ($0.02) loss per share for the quarter ended March 31, 2003. Weighted average outstanding shares (basic) for the first quarter of 2004 were 3,406,150 compared to 2,197,355 for the first quarter of 2003. The Company previously recorded a valuation allowance against its deferred tax asset in 2002. The Company has recorded a reduction in its valuation allowance to offset a decline in deferred tax assets and income tax expense that arose in the quarter ended March 31, 2004 as well as the year ended December 31, 2003.

         Interest income for the three months ended March 31, 2004 was $2,359,000 compared to $1,323,000 for the three months ended March 31, 2003. Interest expense increased to $815,000 for the period ended March 31, 2004 compared to total interest expense of $575,000 for the same period in 2003.

         Net interest income before loan loss provision for the three months ended March 31, 2004 was $1,544,000 as compared to $748,000 for the same period in 2003, or a 106% increase. The loan loss provision was $97,500 for the first quarter of 2004, compared to $60,000 for the comparable quarter in 2003. Non-interest income for the three months ended March 31, 2004 was $321,000 as compared to $164,000 for the same period in 2003, or a 96% increase.

         Non-interest expense increased to $1,541,000 for the three months ended March 31, 2004 from $901,000 for the same period of 2003, or a 71% increase.

The increase in interest income in the three month period ended March 31, 2004, when

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compared to the same period of 2003 is attributed to an increase of $888,000 in interest income from Unified Banking Company, which was acquired in November, 2003, and an interest income increase of $148,000 from loan growth at Shelby County Bank. The increase in interest expense for the three month period ended March 31, 2004, when compared to the same period of 2003, included interest expense of $247,000 associated to the addition of Unified Banking Company, offset by a decrease in interest expense of ($7,000) at Shelby County Bank. An increase in non-interest income of $157,000 from March 31, 2003 compared to March 31, 2004 was comprised of $100,000 gains on sales of securities; $104,000 gains on sales of loans and other assets; and $7,000 in service charges and fees on deposit accounts at Unified Banking Company. Fees on deposit accounts and other fees for Blue River and Shelby County Bank increased $13,000, offset by a decrease of ($67,000) in net gains on sales of securities, loans and other assets at Shelby County Bank.

         Russell Breeden III, Chief Executive Officer commented, "We are pleased to report the continued improvement of our results at Blue River Bancshares. Because of personnel added during the past 18 months, the increase in our gross loans slightly exceeded our first quarter plans. We believe we are adding quality assets to our balance sheet and, as a result, look forward to a continued increase in net interest income. Primarily because of the impact of purchase accounting, our first quarter net income may be the highest of any quarter this year. We are excited about the positive momentum which has developed inside both of our operating institutions and remain focused on creating premier community banks in our markets."

         On a consolidated basis, the Company's total assets as of March 31, 2004 were $202,005,000 compared to total assets of $198,810,000 at December 31, 2003. As of March 31, 2004, gross loans were $141,724,000 compared to December 31, 2003, gross loans of $128,666,000. Deposits were $165,069,000 at March 31,
2004 compared to $160,686,000 as of December 31, 2003. Total capital was $16,619,000 at March 31, 2004 compared to $16,228,000 at December 31, 2003.
Outstanding shares of common stock were 3,406,150 as of March 31, 2004.

         Lawrence Toombs, President of the Company commented, "This quarter's results continue to demonstrate our focus on steady, sustained growth in our marketplaces and that our plans and strategies are being successfully implemented. Even though the economic environment continues to compress interest margins, Blue River has been able to increase its loan volume, while maintaining its previously implemented quality standards. This first quarter reflects the continuation of growth patterns established in 2003."

         Blue River Bancshares, Inc., is the holding company for Shelby County Bank, Shelbyville, Indiana and Unified Banking Company, Lexington, Kentucky.

         Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, exceptions of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market, and potential future credit experience. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Blue River's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in Blue River's reports filed with the Securities and Exchange Commission.